Exhibit 5.1

Danielle E. Naftulin

+1 650 849 7118

dnaftulin@cooley.com

June 10, 2019

Atreca, Inc.

500 Saginaw Drive

Redwood City, CA 94063

Ladies and Gentlemen:

We have acted as counsel to Atreca, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-231770) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 8,452,500 shares of the Company’s Class A common stock, par value $0.0001 (“Class A common stock”) or, to the extent shares are purchased by entities affiliated with Baker Brothers Life Sciences L.P., Class B common stock, par value $0.0001 (“Class B common stock” and together with the Class A common stock, the “Shares”), including up to 1,102,500 Shares that may be sold by the Company upon exercise of an over-allotment option to be granted to the underwriters.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, each in effect as of the date hereof, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.3 and 3.4 to the Registration Statement, respectively, each of which is to be in effect immediately prior to the closing of the offering contemplated by the Registration Statement, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed the Board of Directors of the Company or a duly authorized committee thereof has taken action to set the sale price of the Shares. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery, other than by the Company, of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefore as described in with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

Sincerely,

Cooley LLP

By:	/s/ Danielle E. Naftulin
Danielle E. Naftulin